Exhibit 21.1

Subsidiaries

Reshape Lifesciences, Inc. (Delaware)

ReShape Weightloss, Inc. (Delaware)

ReShape Lifesciences Netherlands B.V. (Netherlands)

ReShape Lifesciences Australia Pty Ltd (Australia)

ReShape Costa Rica Sociedad de Responsabilidad Limited (Costa Rica)

Obalon Center for Weight Loss, Inc. (Delaware)